1-3 Strand London WC2N 5EH www.nationalgrid.com Ms Paula Rosput Reynolds Mark Williamson 605 Hillside Dr E Senior Independent Director Seattle WA 98112 USA 9 September 2020 Dear Paula Appointment to the Board of National Grid plc (the “Company”). Subject to the approval by the Board of the Company, and subject to agreement of these terms and conditions by you, I am delighted to advise you of the terms and conditions covering your appointment as Non-executive Director and Chair Designate and, subsequently, as Chair of the Company. By accepting this appointment, it is agreed that this is a contract for services and not a contract of employment and you confirm that you are not subject to any restrictions which prevent you from holding office as a director. 1. Appointment 1.1. Your appointment will take effect on 1st January 2021, from which date you will be appointed as Non- executive Director and Chair Designate. We will subsequently agree the timing of your appointment as Chair but this will take place on a date no later than the conclusion of the Company’s Annual General Meeting (“AGM”) scheduled for 26th July 2021. It is possible that your appointment as Chair may be sooner than this if it is mutually agreed. 1.2. Under the Articles you will be obliged to retire at the next AGM but will be eligible for re-election by shareholders at that meeting. Thereafter (and despite anything to the contrary in the Articles) in line with the recommendations of the UK Corporate Governance Code, you will be required to retire at each AGM. On your retirement at any such AGM, you will be eligible for re-election unless the Board determines otherwise, typically not later than the date of notice of any such meeting. 1.3. The Board may require you to resign your roles as Non-executive Director and Chair Designate or Chair at any time, subject to six months’ written notice. 1.4. In the event that shareholders do not support your appointment or other shareholder action terminates your appointment you will not be entitled to receive damages for breach of contract or any other compensation for loss of office. 2. Time Commitment 2.1. You will be expected to devote such time as is necessary for the proper performance of your duties (which we anticipate to be an average of approximately 2 days per week). 2.2. This will include attendance at all Board meetings in the UK and US, the AGM and other general meetings of shareholders, conferring individually with shareholders or groups of shareholders, separate meetings of Non-executive directors where required, and chairing or otherwise participating in, as relevant, meetings of any committees of the Board to which you are appointed or otherwise attend. DocuSign Envelope ID: 0C474D91-661E-4B2B-AE40-63B611D72A5E

2 2.3. By confirming this appointment, you have agreed that you are able to allocate sufficient time to meet the expectations of each role to the satisfaction of the Board and that you have disclosed to the Board all material existing time commitments to other paid work. The agreement of the Board should be sought before accepting additional commitments that might affect the time you are able to devote to your role as Chair of the Company. 3. Role and Duties 3.1. As Chair Designate, your duties will be those normally required of a Non-executive Director, but will also include an active involvement in the hand-over of the duties of the Company’s current Chair. 3.2. All Directors, both Non-executive and Executive, have the same general legal responsibilities to the Company. The Board as a whole is collectively responsible for debating and approving the strategic direction of the Company and for promoting the success of the Company for the benefit of its members by directing and supervising the Company's affairs. All Directors must therefore take decisions objectively in the interests of the Company, in compliance with their statutory and fiduciary duties, and not do anything which is harmful to the Company or its business. 3.3. All directors are expected to comply with the Company’s policies, procedures, rules and regulations from time to time in force, including in particular, the Company’s Code of Ethical Business Conduct and its Share Dealing Rules. 3.4. You shall have particular regard to the general duties of directors in Part 10 of the Companies Act 2006, including the duty to promote the success of the Company under which all directors must act in the way they consider, in good faith, would be most likely to promote the success of the Company for the benefit of its members as a whole. In doing so, as a director, you must have regard (among other matters) to:  the likely consequences of any decision in the long term;  the interests of the Company's employees;  the need to foster the Company's business relationships with suppliers, customers and others;  the impact of the Company's operations on the community and the environment;  the desirability of the Company maintaining a reputation for high standards of business conduct; and  the need to act fairly as between the members of the Company. 3.5. You shall have particular regard to the Financial Reporting Council's UK Corporate Governance Code. You should also have regard to the Revised Guidance on Board Effectiveness, issued by the Financial Reporting Council in July 2018. 3.6. In your role as Chair, your duties will be those normally required of a Non-executive Chair as summarised in Schedule 1 in addition to the general Non-executive director duties referred to in Schedule 2. 3.7. You confirm in particular that you are aware of and have considered your statutory and common law duties in relation to conflicts of interests, and have disclosed any existing roles which may give rise to any conflict of interest. 4. Committees 4.1. This letter refers to your appointment as a Non-executive Director and Chair Designate and to your appointment as Non-executive Chair of the Company. 4.2. You will, upon appointment as Non-executive Director, join the Nominations Committee, which you will chair upon appointment as Chair of the Board. As Chair of the Board, you will participate in key deliberations of the Committees of the Board. 4.3. Terms of Reference of all Board Committees are set out in the Directors’ information pack which will be sent to you shortly. DocuSign Envelope ID: 0C474D91-661E-4B2B-AE40-63B611D72A5E

3 5. Fees 5.1. In consideration of your appointment as Non-executive Director and Chair Designate, the Company will pay you a fee of £82,100 per annum pro-rated for the period of this appointment. 5.2. In consideration of your appointment as Non-Executive Chair, the Company will pay you a fee of £700,000 per annum, effective from the date of your appointment as Chair. 5.3. Sub-paragraphs 5.3.1 to 5.3.4 below, shall apply to your fees payable under this clause except where otherwise provided in the Articles: 5.3.1. Your fee is inclusive of service on or chairship, if relevant, of any Board Committee, including your appointment as chair of the Nominations Committee, meetings of which are held on an ad hoc basis. 5.3.2. Your fee(s) will accrue on a daily basis and will be payable on or around the 15th day of each month less any tax and national insurance contributions the Company is obliged to deduct. 5.3.3. Your fee(s) will be subject to review by the Board from time to time, but absent extraordinary circumstances, not before you have completed the initial 3-year term as Chair. 5.3.4. If, for a reason related to your illness, disability or injury, you are unable to carry out your duties, payment of any fee(s) during any period of incapacity will be at the discretion of the Board. 5.4. This letter sets out the only payments you will receive for performing your duties in accordance with this letter. You will not participate in any of the Company’s remuneration or benefit programmes, arrangements, schemes or plans. 5.5. The Company will reimburse you, in accordance with the Articles and any properly documented expenses procedures from time to time in force, for any reasonable expenses properly incurred in performing your duties. Details regarding travel are set out in the Travel Guidelines for Directors document in the Directors information pack, which may change from time to time. 5.6. Any payment or benefit made to you under this letter is subject to and conditional on such approval by the shareholders of the Company as may be required by law. The Company reserves the right to withhold or require repayment of all or part of any such payment or benefit if and to the extent that it is necessary to do so in order to comply with regulatory or legal requirements. 6. Outside interests 6.1. It is accepted and acknowledged that you have business interests other than those of the Company. As a condition to your appointment commencing you are required to declare any such directorships, appointments and interests to the Board in writing. 6.2. You have disclosed your role as a non-executive director of BP plc, GE Inc and BAE plc (“the other companies”) and accordingly you undertake: A. to resign from the board of BAE plc prior to assuming your role at the company; B. to recuse yourself from any involvement in any matter in which the interests of the other companies may come into conflict with the interests of the Company; C. not to receive any papers in relation to any matter in which your role with the other companies may give rise to any conflict of interest; D. not to participate in any board discussion (whether formal or informal) or vote on any matter in which your role with the other companies may give rise to any conflict of interest; and DocuSign Envelope ID: 0C474D91-661E-4B2B-AE40-63B611D72A5E

4 E. to ensure that the provisions of Clause 8 shall be complied with such that no Confidential Information provided to you in your capacity as Director or Chair of the Company shall be shared by you with the other companies or used in any way by you in the performance of your role with the other companies. 6.3. In the event that you become aware of any potential conflicts of interest regarding the above business interests, these should be disclosed to the Group General Counsel & Company Secretary as soon as they arise and become known to you. 6.4. Following disclosure of a potential conflict of interest, you agree that you will take appropriate steps to protect the Company and yourself from any actual or perceived conflict of interest and shall agree such appropriate steps with the Board which may include agreeing not to receive papers concerning, discuss with any board member or vote on any specific matters where a potential conflict has arisen and recusing yourself from any involvement in board meetings on specific matters where a potential conflict has arisen. 6.5 If at any time, you are considering acquiring any new business interest (including as described in the letter to you regarding initial disclosures on appointment), you should raise the matter directly with the Chief Executive, Senior Independent Director and Group General Counsel & Company Secretary. Where such interest may give rise to a conflict of interest with the Company or any of its subsidiaries or associate companies, the interest and potential conflict will need to be disclosed to the Board and its prior consent obtained before you undertake such new business interest. . 7. Independent status 7.1. The Board has determined you to be independent according to the provisions of the UK Corporate Governance Code. As an independent Director, it is important that you remain independent in character and judgement. 7.2. If you become aware of anything that may affect, or could appear to affect, this determination of independence, this should be disclosed to the Senior Independent Director and/or the Group General Counsel & Company Secretary as soon as apparent. 8. Confidentiality 8.1. You will, naturally, during your appointment and following its termination not disclose or communicate to any person (except as required by law or in the course of the proper performance of your duties under this letter, or with the consent of the Board) nor use for your own account or advantage any private or confidential information in any form whatsoever relating to the Company or any of its subsidiaries or associate companies (“Confidential Information”) which you obtained during your appointment or otherwise. Additionally, you will use your best endeavours to prevent the unauthorised use or disclosure of any such Confidential Information, other than as required by law or regulatory authority. 8.2. This restriction will continue to apply after your appointment ends without limit in time but will not apply to information which becomes public, unless through unauthorised disclosure by you. After your appointment ends you will return all documents and information (whether written, visual or electronic) under your control which belong to the Company. 8.3. Your attention is also drawn to the requirements under both legislation and regulation together with Company policies and procedures as to the disclosure of ‘inside’ or ‘price sensitive’ information. Consequently, you should avoid making any statements that might risk a breach of these requirements without prior clearance from the Senior Independent Director or the Group General Counsel & Company Secretary. 8.4. Nothing in this clause shall prevent you from disclosing information which you are entitled to disclose under the Public Interest Disclosure Act 1998, provided that the disclosure is made in accordance with the provisions of that Act. DocuSign Envelope ID: 0C474D91-661E-4B2B-AE40-63B611D72A5E

5 9. Induction 9.1. You will be provided with a comprehensive, formal and tailored induction to the Company and its businesses based on your experience and background and on which Committees you are to serve. You will also receive a Directors' information pack comprising information on the Company’s businesses and operations together with matters relating to corporate governance and corporate responsibility. We will also arrange various site visits and meetings with senior and middle management and the Company's auditors. We will also arrange meetings with major shareholders and regulators and other government officials as appropriate. 9.2. You are responsible for assessing your own on-going training needs and in compliance with the Company’s obligations under the UK Corporate Governance Code you are responsible for meeting with the other directors regularly to discuss and agree their training and development needs and to understand their views as to the effectiveness of the Board’s stewardship. 10. Review Process 10.1. The performance of individual Directors, the Board and Board Committees is evaluated annually. If, in the interim, there are any matters which cause you concern in relation to your role you should discuss them with the Senior Independent Director as soon as is appropriate. The Senior Independent Director will also regularly review and agree any training and development needs and conduct the annual performance review 11. Directors’ Indemnity and Liability Insurance 11.1. In the event that you are made a party or are threatened to be made a party to any threatened, pending or completed action, suit, investigation, or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that you are or were a director of the Company, the Company shall indemnify you against expenses (including legal fees) actually and reasonably incurred by you in connection with such action, suit or proceeding and against judgments, fines and amounts paid in settlement in connection with such action, suit or proceeding to the fullest extent permitted by the Companies Act 2006 as amended and any other applicable law or regulation, as from time to time in effect. Such right of indemnification shall be without prejudice to any other rights to which you may be entitled and shall be vested as of the first date you are admitted as a Director. The terms and conditions of this indemnity are set out in a separate deed of indemnity entered into or to be entered into between you and the Company. 11.2. The Company has Directors’ and Officers’ liability insurance and currently intends to maintain such cover for the full term of your appointments. A summary of the cover is included in your Directors’ information pack. 12. Independent professional advice 12.1. Occasions may arise when you consider that you need independent professional advice in the furtherance of your duties as a Director. Please advise the Senior Independent Director or the Group General Counsel & Company Secretary should you wish to seek such advice. The Company will reimburse the full cost of expenditure incurred in respect of such advice, in accordance with the UK Corporate Governance Code and any relevant Company policy. 13. Disclosure of interests in transactions and Dealings in Shares 13.1. Under the Companies Act 2006, where a director of a company is in any way, directly or indirectly, interested in a proposed transaction or arrangement with the Company or one that has been entered into by the Company, they must declare the nature and extent of that interest. You may give any such notice at a meeting of the directors, in writing or by general notice. 13.2. During the continuance of your appointments you will be expected to comply (and to procure that your spouse and dependent children comply) where relevant with any rule of law or regulation of any competent authority or of the Company from time to time in force in relation to dealings in shares, debentures and other securities of the Company and unpublished price sensitive information affecting the shares, DocuSign Envelope ID: 0C474D91-661E-4B2B-AE40-63B611D72A5E

6 debentures and other securities of the Company. A copy of the Company’s Share Dealing Code will be provided in the Directors’ information pack. 13.3. You should also have regard to, and your appointment is subject to, your duties as a director in light of the Articles, applicable general law, the Companies Act 2006, the Listing, Prospectus, Disclosure and Transparency Rules of the Financial Services Authority, the UK Corporate Governance Code and obligations arising as a result of the Company’s American Depositary Shares being listed on the New York Stock Exchange, as set out in the relevant section of the Directors' information pack. 13.4. The Company currently has no share ownership requirements for its Non-executive Directors, although ownership is encouraged. 14. Governing Law 14.1. The agreement contained in this letter and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in, accordance with English law and shall be subject to the exclusive jurisdiction of the English courts. I am delighted that you have agreed to accept this appointment to the Board of the Company and I look forward to our building a good working relationship. Please acknowledge receipt and acceptance of the above terms by signing and returning the enclosed copy of this letter. Mark Williamson Senior Independent Director For and on behalf of National Grid plc DocuSign Envelope ID: 0C474D91-661E-4B2B-AE40-63B611D72A5E

7 I hereby acknowledge receipt of and accept the terms set out in this letter. Signed ………………………………. Name ………………………………. Dated ……………………………….. DocuSign Envelope ID: 0C474D91-661E-4B2B-AE40-63B611D72A5E Paula Rosput Reynolds 9/9/2020

8 Schedule 1 Role of the Chair (based on the July 2018 FRC Revised Guidance on Board Effectiveness) The chair’s role includes:  setting a board agenda primarily focused on strategy, performance, executive management succession, value creation, culture, stakeholders and accountability, and ensuring that issues relevant to these areas are reserved for board decision;  shaping the culture in the boardroom;  encouraging all board members to engage in board and committee meetings by drawing on their skills, experience and knowledge;  fostering relationships based on trust, mutual respect and open communication – both in and outside the boardroom – between Non-executive directors and the executive team; developing a productive working relationship with the chief executive, providing support and advice, while respecting executive responsibility;  providing guidance and mentoring to directors as appropriate;  leading the annual board evaluation, with support from the senior independent director as appropriate, and acting on the results;  considering having regular externally facilitated board evaluations. The chair should ensure that:  adequate time is available for discussion of all agenda items, in particular strategic issues, and that debate is not truncated;  there is a timely flow of accurate, high-quality and clear information;  the board determines the nature, and extent, of the significant risks the company is willing to embrace in the implementation of its strategy;  all directors are aware of and able to discharge their statutory duties;  the board solicits and listens to the views of shareholders, the workforce, customers, regulators and other key stakeholders;  all directors receive a full and tailored induction on joining the board;  all directors continually update their skills, knowledge and familiarity with the company to fulfil their role both on the board and committees;  there is an active process of refreshment of the Board so that it has the expertise it needs to function effectively. DocuSign Envelope ID: 0C474D91-661E-4B2B-AE40-63B611D72A5E

9 Schedule 2 Role of Non-Executive directors (extracted from the July 2018 FRC Revised Guidance on Board Effectiveness)  Non-executive directors should, on appointment, devote time to a comprehensive, formal and tailored induction that should extend beyond the boardroom. Initiatives such as partnering a Non-executive director with an executive board member may speed up the process of them acquiring an understanding of the main areas of business activity, especially areas involving significant risk. They should expect to visit operations and talk with managers and non-managerial members of the workforce. A Non-executive director should use these conversations to better understand the culture of the organisation and the way things are done in practice, and to gain insight into the experience and concerns of the workforce.  It is vital that Non-executive directors have sufficient time available to discharge their responsibilities effectively. The time commitment to engage with shareholders and other key stakeholders and get to know the business can be considerable. It is advisable for Non-executive directors to assess the demands of their portfolios and other commitments carefully before accepting new appointments. They should devote time to developing and refreshing their knowledge and skills to ensure that they continue to make a positive contribution to the board and generate the respect of the other directors.  Non-executive directors need to insist on receiving high-quality information sufficiently in advance so that there can be thorough consideration of the issues prior to, and informed debate and challenge at, board meetings. They should seek clarification or amplification from management where they consider the information provided is inadequate or lacks clarity.  It is important that Non-executive directors do not operate exclusively within the confines of the boardroom, but have a good understanding of the business and its relationships with significant stakeholders. Accordingly, it is advisable for them to take opportunities to meet shareholders, key customers and members of the workforce from all levels of the organisation. DocuSign Envelope ID: 0C474D91-661E-4B2B-AE40-63B611D72A5E